Silk Road Medical Names Dr. Tanisha Carino to Board of Directors

SUNNYVALE,  Calif. –  July 22, 2021 – Silk Road Medical, Inc. (Nasdaq: SILK),  a company focused on reducing the risk of stroke and its devastating impact, today announced that it has appointed Dr. Tanisha Carino to its Board of Directors.

Tanisha Carino, Ph.D., is a health policy expert bringing over 20 years of experience driving growth and impact across multiple healthcare leadership positions in the government, private, and non-profit sectors. She most recently served as Executive Vice President, Chief Corporate Affairs Officer of Alexion, a Fortune 500 biotechnology company focused on rare disease, which was recently acquired by AstraZeneca.

Prior to Alexion, she served as Executive Director of FasterCures, a Center of the Milken Institute, a nonpartisan think tank whose mission is working with global government, philanthropic, and business leaders to accelerate treatments to patients.  Previously, Dr. Carino was an executive at GlaxoSmithKline where she led the United States policy function. She also  spent over ten years with Avalere Health, a premiere strategic advisory services and business intelligence firm, and worked in the U.S. Medicare program to improve access for its beneficiaries and support the development of real-world evidence in the establishment of national coverage determinations.

Dr. Carino is a Fulbright Fellow and earned her Ph.D. in health policy from Johns Hopkins University. She is associate faculty at the Johns Hopkins Bloomberg School of Public Health, and she serves on the Board of Directors of the National Health Council, the Governing Board of the Patient-Centered Outcomes Research Institute (PCORI), and the Board of Directors of Alliance for Health Policy.

“We are delighted and honored to have Dr. Carino join the Silk Road Medical Board of Directors,” said Erica Rogers, President and CEO of Silk Road Medical. “Dr. Carino is a recognized health policy expert with extensive industry leadership experience. Her insight will be an important asset as we drive forward our efforts in new indications, new therapies, and market expansion.”

“Silk Road Medical has been a pioneer in working with its stakeholders to advance its scientific innovation and transform the lives of patients with carotid artery disease,” said Dr. Carino.  “I am honored to join Silk Road Medical as a member of the Board.”

About Silk Road Medical

Silk Road Medical, Inc. (NASDAQ: SILK), is a medical device company located in Sunnyvale, California, that is focused on reducing the risk of stroke and its devastating impact. The company has pioneered a new approach for the treatment of carotid artery disease called TransCarotid Artery Revascularization (TCAR). TCAR is a clinically proven procedure combining surgical principles of neuroprotection with minimally invasive endovascular techniques to treat blockages in the carotid artery at risk of causing a stroke. For more information on how Silk Road Medical is delivering brighter patient outcomes through brighter clinical thinking, visit www.silkroadmed.com and connect on Twitter,  LinkedIn and Facebook.

Investors:

Lynn Lewis or Caroline Paul

Gilmartin Group

investors@silkroadmed.com

Media:

Michael Fanucchi

Silk Road Medical

mfanucchi@silkroadmed.com